Exhibit 10.5

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT, dated as of December 31, 2024 (this “Agreement”), is entered into by Polar Multi-Strategy Master Fund (“Shareholder”) and Mars Acquisition Corp., a Cayman Islands Company (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, SPAC has entered into a Business Combination Agreement, dated as of September 5, 2023 (as it has been amended from time to time, the “Merger Agreement”), with ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (the “Company” or “ScanTech”), and Dolan Falconer in the capacity as the representative, pursuant to which, among other things, Pubco will become the parent of the Company and a publicly traded company (the “Merger”).

WHEREAS, Shareholder owns 200,000 ordinary shares, par value $0.0001 per share (the “Shares”), of SPAC (the “Ordinary Shares”).

WHEREAS, Shareholder previously entered into two Subscription Agreements dated April 4, 2024 and May 5, 2024 (the “Subscription Agreements”), between the Shareholder, the SPAC, Mars Capital Holdings Corporation, a British Virgin Islands business company (“Sponsor”), and the Company, pursuant to which the Shareholder wired $1,250,000 to SPAC in consideration for which it was to be repaid $1,250,000 (the “Cash Payment”) at the closing of the Merger and receive 1,250,000 ordinary shares (the “Subscription Shares”) of Pubco at the closing of the Merger.

WHEREAS, Shareholder and PubCo desire to reduce the amount of Subscription Shares to 312,500 ordinary shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Redemption Rights. During the period (such period, the “Term”) commencing on the date hereof and ending on the earlier to occur of (a) the closing of the Merger, and (b) such date and time as the Merger Agreement is terminated in accordance with its terms (the “Expiration Time”), Shareholder agrees that it will not exercise (or will rescind the exercise of) its right to redeem all or a portion of the Shares as set forth in the organizational documents of SPAC in connection with any vote on the Merger (as defined below).

2.             Subscription Agreement. Concurrently with the closing of the Merger, Shareholder agrees to extend the terms of the Cash Payment to Pubco pursuant to the terms of the promissory note and intercreditor agreement between, among others, the Shareholder and Pubco (the “Credit Agreement”) executed concurrently herewith. Concurrently with the closing of the Merger, the SPAC and the Shareholder agree that the number of Subscription Shares shall be reduced to 312,500, and the Subscription Shares shall be issued to the Shareholder as consideration for the Shareholder entering into this Agreement and the Credit Agreement. If Pubco fails to issue the Subscription Shares at the closing of the Merger, it shall be considered an event of default under the Credit Agreement. The parties acknowledge and agree that the terms of the Section entitled “Registration” in each of the Subscription Agreements remain in full force and effect with respect to the Subscription Shares. The parties agree that, following the Merger, the parties shall in good faith negotiate to amend the terms of the Credit Agreement such that such amended Credit Agreement will have rights and protections equivalent to the rights and protections granted to the Credit Agreement Creditors (as defined in the Intercreditor Agreement (as defined in the Credit Agreement)), provided that such amendment shall be entered into no later than January 31, 2025.

3.             Operating Agreement. Immediately prior to the Merger, the Shareholder will enter into the Seventh Amended and Restated Limited Liability Company Agreement of ScanTech Identification Beam Systems, LLC, the form of which is attached hereto as Exhibit A (the “LLC Agreement”). The LLC Agreement shall not be modified or amended from the form attached hereto without the prior written consent of the Shareholder. The persons on the signature page hereto hereby agree to comply with the terms of the LLC Agreement, including the issuance of the securities specified in Section 3.01(b) thereof by ScanTech AI Systems Inc. to the Shareholder within the time specified in the LLC Agreement.

4.             Transfer of Shares. During the Term, Shareholder agrees that it shall not, directly or indirectly, sell, assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing; provided, that, Transfers by Shareholder are permitted to ~~an affiliate of Shareholder~~ (a “Permitted Transfer”) only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the SPAC, to assume all of the obligations of Shareholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 3 with respect to the Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.

5.             Cash Payment. At the closing of the Merger, the SPAC shall pay the Shareholder, directly from the SPAC’s trust account, an amount in cash equal to (i) the amount the Shareholder would have received had it redeemed the Shares, minus (ii) $750,000 (the “Closing Payment”). If the SPAC or Pubco fails to make the Closing Payment directly from the SPAC’s trust account at the closing of the Merger, such failure shall be considered an event of default under the Credit Agreement.

6.             Covenants of Shareholder. Shareholder hereby agrees to permit SPAC to publish and disclose Shareholder’s identity, ownership of the Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, and, if deemed appropriate by SPAC or the Company, a copy of this Agreement, in (i) any Form 8-K filed by SPAC relating to the transactions contemplated herein, and (ii) any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate, and SPAC will provide Shareholder with sufficient time to review and comment any disclosures prior to the dissemination thereof

7.             No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the SPAC any direct or indirect ownership or incidents of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and the SPAC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Shareholder or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein with respect to the Shares.

8.             Termination. This Agreement and the obligations of Shareholder under this Agreement shall automatically terminate upon the earliest of: (a) the termination of the Merger Agreement; and (b) the mutual agreement of the Shareholder and SPAC. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

9.             Indemnification. The parties hereby acknowledge and agree that under no event shall the officers, directors, members or controlling persons of the SPAC, ScanTech or the Company be subject to any claim by or have any personal obligations or liability to any other party, any affiliate of any other party, or to any third party in connection with this Agreement. The Parties hereby acknowledge and agree, for the avoidance of doubt, that no Party shall have any right, obligation, or liability whatsoever under this Agreement in the event of a Termination, or unless and until the Closing has occurred, the Business Combination has been consummated, and then this Agreement is deemed effective as set forth therein.

10.           Trust Waiver. Reference is made to the final prospectus of SPAC, dated as of February 13, 2023, and filed with the Securities and Exchange Commission (File No. 333-265240) on February 14, 2023 (the “Prospectus”). Holder understands that the SPAC has established a trust account (the “Trust Account” ) containing the proceeds of its initial public offering (the “ IPO” ) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters), and that, SPAC may disburse monies from the Trust Account only as described in the Prospectus, its organizational documents or the Investment Management Trust Agreement entered into in connection with the IPO. For and in consideration of the SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Holder nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Term Sheet or any proposed or actual business relationship between the SPAC or its representatives, on the one hand, and Holder or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”), provided that the foregoing shall not apply to any redemption requested by the Holder or liquidating distribution from the Trust Account. Holder on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Holder or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Term Sheet or any other agreement with Mars or its affiliates). Holder agrees and acknowledges that such irrevocable waiver is material to this Term Sheet and specifically relied upon by Mars and its affiliates to induce Mars to enter in this Agreement, and Holder further intends and understands such waiver to be valid, binding and enforceable against Holder and each of its affiliates under applicable law. The provisions of this section shall survive any expiration or termination of this Agreement and continue indefinitely.

11.           Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby. With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the jurisdiction of the United States District Court or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York, which submission shall be exclusive.

12.           Disclosure; Waiver. As soon as practicable, but in no event later than 9:30 a.m., New York City time, on the business day after the date of this Agreement (such date and time, the “Disclosure Time”), SPAC will issue one or more press releases or file a Current Report on Form 8-K under the Exchange Act reporting the material terms of this Agreement and any other material, nonpublic information that SPAC, Pubco or any of their respective officers, directors, employees or representatives has provided to Shareholder at any time prior to the Disclosure Time. SPAC shall make such disclosures to ensure that, as of the Disclosure Time, Shareholder shall not be in possession of any material nonpublic information received from SPAC, Pubco, or any of their respective officers, directors, employees or representatives. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate, and SPAC will provide Shareholder with sufficient time to review and comment any disclosures prior to the dissemination thereof. Shareholder (i) acknowledges that the other parties hereto may possess or have access to material non-public information which has not been communicated to the Shareholder; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns of the other parties hereto relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including without limitation, any claims arising under Rule 10b-5 of the Exchange Act; and (iii) is aware that the SPAC and Pubco are relying on the truth of the foregoing acknowledgement and waiver in connection with the transactions contemplated by this Agreement.

13.           Counterpart. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.           Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, Pubco and Shareholder.

15.           No Third Party Beneficiary. No person shall be a third party beneficiary of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Polar Multi-Strategy Master Fund by its investment advisor, Polar Asset Management Partners Inc

By:	/s/ Ryan Hickey
Name: Ryan Hickey
Title: Director, Legal

By:	/s/ Kirstie Moore
Name: Kirstie Moore
Title: Legal Counsel

Mars Acquisition Corp.

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: CEO and CFO

Acknowledged and Agreed:

SCANTECH AI SYSTEMS INC.

By:	/s/ Karl Brenza
Name: Karl Brenza
Title: Chairman and Director

MARS CAPITAL HOLDINGS CORPORATION

By:	/s/ Iris Zhao
Name: Iris Zhao
Title: Director